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                                                                   EXHIBIT 10.24

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                                  CONFIDENTIAL
                         INTERACTIVE MARKETING AGREEMENT

This Agreement, dated as of September 1, 1997 (the "Effective Date"), is made and entered into by and between America Online, Inc. ("AOL"), a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and N2K Inc. ("N2K"), a New York corporation, with its principal offices at 55 Broad Street, 26th Floor, New York, NY 10004 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION

AOL and N2K each desire to enter into the interactive marketing relationship described below, subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement shall be as defined on Exhibit C attached hereto.

                                      TERMS

1.       PROMOTION, DISTRIBUTION AND MARKETING.

         1.1      ONLINE LISTING AND PROMOTION OF N2K.

                  1.1.1 AOL SERVICE. N2K will receive an integrated package of placements, promotions and links through the AOL Service consisting of the following.

                           1.1.1.1 MUSICSPACE. AOL will continuously and prominently place an N2K banner (the "MusicSpace Banner") on the main screen of the "MusicSpace" channel on the AOL Service ("MusicSpace"). The MusicSpace Banner will continuously link to the main page of the Customized MB Site (or such other locations as may be mutually agreed upon by the Parties). Branded genre screens within MusicSpace (which currently include alternative, rock, pop, country, r&b, jazz, world and classical and which may be supplemented or modified by AOL in its editorial discretion) will include (i) branded "Buy Now"
                           buttons which link to corresponding retailing categories within the Customized MB Site, which categories may include certain non-retailing-oriented content, (or such other locations as may be mutually agreed upon by the Parties), and (ii) unbranded "Buy Now" links from Content related to individual
                           Products (including "New Releases" content) to sales/fulfillment screens within the Customized MB Site dedicated to the individual Products in question or other fulfillment screens mutually agreed upon by the Parties. The look and feel of
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                           the MusicSpace Banner and "Buy Now" buttons and links
                           will be as mutually agreed upon by the Parties and N2K will provide the graphics for such promotional icons. In addition, AOL will integrate promotions for and integration of the Customized MB Site in other aspects of MusicSpace in AOL's reasonable editorial discretion. AOL will not provide promotions, advertising or integration within MusicSpace for any other Online Music Retailer. Without limiting the generality of anything else contained herein, AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of MusicSpace. In the event such modifications materially and adversely affect the promotional placements for N2K described above and implemented as part of the "re-launch" of MusicSpace, AOL will work with N2K in good faith to provide N2K with a comparable package of promotional placements in MusicSpace which are reasonably satisfactory to N2K.

                           1.1.1.2 SHOPPING CHANNEL. AOL will provide N2K with an "Anchor Tenant" position in the music retailing department (the "Music Department") of the "Shopping" channel of the AOL Service ("Shopping"). Such positioning shall include the components described on Exhibit B. AOL will only be entitled to include at any time either (at AOL's option): (i) [****] additional Online Music Retaile[****] within the Music Department in comparable "Anchor Tenant" position, which Online Music Retailer will not be featured or promoted more prominently than N2K; or
                           (ii) [****] additional Online Music Retailers within the Music Department in positions that will not be featured or promoted as prominently as N2K. Among "Anchor Tenant" positions devoted to music, N2K will have its choice of such positions. The foregoing placements will link to the Customized MB Site.

                           1.1.1.3 BANNER ADVERTISING. AOL will provide banner advertising (the "Banners") which link to the Customized MB Site in other areas of the AOL Service. The Banners will have a value of [****], based on AOL's then-applicable rate card. The Banners will be rotated through the "Entertainment" channel of the AOL Service, "Entertainment" chat rooms of the AOL Service with music themes, select "Greenhouse" properties on the AOL Service, "E-mail" components of the AOL Service and such other areas of the AOL Service as may be mutually agreed upon by the Parties. AOL will develop the media plan for rotation of the Banners; provided that: (i) Banners will not be rotated through areas containing separate N2K promotions; and (ii) areas for rotation not specifically described above (e.g., a specific "Greenhouse" property) will be subject to N2K's prior written approval, which shall not be unreasonably withheld or delayed. AOL will run [****]



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                           worth of Banners each year. N2K understands and
                           acknowledges that AOL plans to run approximately thirty three percent (33%) of the Banners allocable to each year during the period from October 1st through December 31st. The remaining Banners will be spread in a relatively even manner through the remaining Initial Term of the Agreement (except to the extent otherwise mutually agreed upon by the Parties).

                           1.1.1.4 KEYWORDS. N2K will receive keywords for N2K trademarks associated with: (i) Music Boulevard and each of the N2K music genre-related brands (including Jazz Central Station, Rocktropolis and Classical Insites); and (ii) a reasonable number of names for sites for or from which N2K has a right or license to use the site names as keywords on the AOL Service (for example, sites for Leonard Bernstein, Rolling Stones and David Bowie). Keywords for any name not specifically identified above will be subject to approval by AOL; provided that: (i) such approval will not be unreasonably withheld or delayed; and
                           (ii) AOL reserves the right to eliminate or re-direct keywords associated with site names in its reasonable discretion. The keywords will be included in AOL's "Find" and "Directory of Services" features on the AOL Service and operate independently through the "Keyword" functionality on the AOL Service. The keywords will link to the version of the applicable N2K site customized for the AOL audience.

                           1.1.1.5 AOL ENTERTAINMENT. [****]

                           1.1.1.6 ADDITIONAL PLACEMENT. To the extent that AOL creates additional, substantial music-specific Content areas within portions of the AOL Service separate from the areas of the AOL Service noted above, AOL will consult in good faith with N2K regarding the establishment of "Buy Now" or other appropriate links from such areas to the Customized MB Site; provided that, to the extent AOL independently establishes any such specific links, such links will be subject to the approval of N2K, which will not be unreasonably withheld or delayed.

                           1.1.1.7 ARTIST/LABEL PROMOTIONS. To the extent that AOL includes promotions within MusicSpace for specific artists, record labels or recordings (but not solely for Online Music Retailers) ("Artist Promotions"), AOL will use reasonable efforts to establish, in coordination with N2K, a "Buy Now" or other link from the Artist Promotion to the applicable product offering(s)


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                           within the Customized MB Site. To the extent that (i)
                           such a link is not established (because it would prevent AOL from being able to run the Artist Promotion or is otherwise deemed inappropriate in AOL's reasonable editorial judgment) and (ii) the Artist Promotion links directly to a screen where AOL Members have the ability to order online and have fulfilled pre-recorded music products by an entity other than N2K, then the AOL Sales Royalties paid to AOL for sales of pre-recorded music products through the page directly linked to the Artist Promotion will be [****] and [****]. AOL will not, in bad faith, attempt to circumvent the intent of the foregoing arrangement.

                           1.1.1.8 ONLINE MUSIC RETAILER SPONSORSHIPS. AOL will be entitled to include promotional references to Online Music Retailers within MusicSpace in cases when the Online Music Retailer is acting as a sponsor with respect to an artist tour or other event or is otherwise engaged in a capacity other than as a direct retailer of pre-recorded music products ("Sponsorship References"); provided that: [****].

                  1.1.2 AOL.COM. N2K will receive an integrated package of placements, promotions and links through AOL.com consisting of the following.

                           1.1.2.1 ENTERTAINMENT CHANNEL/MUSIC AREAS. AOL will provide N2K with continuous placement within the "Entertainment" channel on AOL.com ("AOL.com Entertainment") (or the AOL.com Music Channel, as defined below, in the event such separate channel is created), linking to the Customized MB Site. N2K links and promotions will also be integrated into other AOL-programmed portions of AOL.com which are dedicated to music, including NetFind Keyword:
                           "Music" and the music-retailing department of the principal AOL shopping channel that may be created for AOL.com. In these


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                           areas, N2K will be promoted through a combination of
                           banner advertisements and cross-linking "we recommend" buttons, each linking to the Customized MB Site. In addition, AOL and N2K will work collectively to develop special co-branding and promotional opportunities to appear within these areas of AOL.com (e.g., an N2K sponsored "album release of the week" promotion).

                           1.1.2.2 AOL NETFIND SEARCH. N2K will be promoted on the "results" pages for searches conducted through the AOL NetFind search engine on AOL.com involving music-specific search terms designated by N2K in consultation with AOL, subject to reasonable technical and implementation limitations specified by AOL, and such non-music specific search terms as may be mutually agreed upon. These "results" promotions will link the Customized MB Site in a manner intended to match the focus of the search with related pre-recorded music products offered by N2K. The "results" promotions will be comparable in nature to similar promotions provided by AOL to any third party (e.g., Amazon.com). There will initially be [****] search terms giving rise to integrated "results" promotions; and, by [****], AOL will also provide for N2K advertising banners to appear in connection with searches relating to agreed upon music search terms for up to an additional [****] search terms. As and to the extent AOL increases the number of search terms giving rise to integrated "results" promotions, AOL will decrease the number of search terms giving rise to N2K advertising banners in a proportion to be mutually agreed upon by the Parties (with such proportion to, in any case, provide for greater than one advertising banner search term to be reduced for each integrated "results" promotion search term that is added).

                           1.1.2.3 OTHER ONLINE MUSIC RETAILERS. Until such time as AOL may create a separate music channel within AOL.com (an "AOL.com Music Channel"), AOL will not promote other Online Music Retailers [****]. In the event that AOL creates an AOL.com Music Channel, then AOL will not promote other Online Music Retailers [****] (for so long as the AOL.com Music Channel is promoted on such first page as a subset of or area related to AOL.com Entertainment) or (iii) [****]. AOL will not provide other Online Music Retailers with the integrated promotions or advertising related to [****] AOL will not sell an Online Music Retailer promotions [****].




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                  1.1.3 GENERAL. The specific N2K content to be contained within the promotional vehicles (e.g., Banners, buttons and links) described above will be as determined by N2K, subject to AOL technical limitations and AOL's then-standard, generally applicable policies relating to advertising and promotions. Except to the extent expressly described above, the specific form, placement and nature of the promotional vehicles detailed above will be as determined by AOL in its reasonable editorial discretion (consistent with the editorial composition of the applicable screens).

                  1.1.4 CHANGES TO AOL SERVICE. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of each of the AOL Service and AOL.com. In the event such modifications affect the promotional placements for N2K described above, AOL will work with N2K in good faith to provide N2K with a comparable package of promotional placements which are reasonably satisfactory to N2K.

                  1.1.5 THIRD PARTY AREAS. The restrictions undertaken by AOL with respect to other Online Music Retailers shall not extend to "Digital Cities," "WorldPlay," "Entertainment Asylum," the "Hub," any similar "sub-service" which is currently offered by or through the AOL Network or any programming or content area on the AOL Network which is provided and operationally controlled by a third party content provider and not AOL; provided that AOL shall not in bad faith rely on this provision in order to avoid its commitments contained herein. Upon N2K's request, AOL will use all reasonable efforts to introduce N2K to the entities managing any appropriate sub-services or third party content areas in order to assist N2K in any efforts it undertakes to establish separate relationships with such entities.

                  1.1.6 OTHERWISE RESTRICTED AGREEMENTS. AOL will not in bad faith seek to enter into a transaction with a third party that is substantially comparable to the named Online Music Retailers, which transaction would otherwise be prohibited hereunder if such third party had in fact been specifically named as an Online Music Retailer (an "Otherwise Restricted Agreement"). If, notwithstanding the foregoing, AOL enters into an Otherwise Restricted Agreement with a third party that is subsequently added to the list of Online Music Retailers pursuant to notice by N2K: (i) AOL shall not be deemed to have breached this Agreement by virtue of such Otherwise Restricted Agreement; (ii) AOL will, subject to the terms of the Otherwise Restricted Agreement, take commercially reasonable steps to minimize the scope and duration of such Otherwise Restricted Agreement (e.g., by foregoing renewal or extension of the Otherwise Restricted Agreement); and (iii) AOL will [****] under such Otherwise Restricted Agreement ([****] under the Otherwise Restricted Agreement), provided that all such revenues shall [****].




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                  1.1.7 PAYMENTS FROM AOL UNDER SECTION 1. AOL will pay N2K the amounts required pursuant to Sections 1.1.1.7, 1.1.1.8 and
                  1.1.6 above on a quarterly basis. With each payment, AOL will supply a report containing information which supports the applicable payment.

         1.2      N2K CROSS-PROMOTION.

                  1.2.1 GENERAL. Whenever N2K provides promotions for the availability of the N2K Areas in off-line media, including television, radio and print advertising, N2K will promote AOL as the preferred access provider through which a user can access the N2K Areas (and N2K shall not implement or authorize any other promotions on behalf of any third parties which are inconsistent with the foregoing).

                  1.2.2 SPECIFIC SITE PROMOTION. In any instances when N2K makes off-line promotional reference to its interactive Sites, including any promotional listings of the applicable "URL" for such web site (each a "Site Reference"), N2K shall generally include a comparable listing of the corresponding AOL "keyword" for the Interactive Site N2K's N2K Areas, provided such keyword exists. In addition, within each Interactive Site, N2K shall include the following promotions during the
                  Term: (i) a prominent "Try AOL" feature where users can obtain promotional information about AOL products and services and, at AOL's option, download or order AOL's then-current version of the client software for the America Online(R) brand service and client software for any other AOL products or services (e.g., AOL's Instant Messenger service); and (ii) links from the Interactive Sites to AOL.com. AOL agrees to pay a bounty to N2K for each AOL Member so acquired, which bounty shall be negotiated by the parties in good faith.

                  1.2.3 OPERATING SYSTEM PROMOTION. With respect to any N2K Interactive Site accessible or operating through any operating system (including without limitation any Microsoft system) (an "Operating System"), N2K shall (a) include in any such Interactive Site a prominent "Try AOL" feature (and controls and software relating to such feature) that will cause a user of such site to link directly to AOL access software located or present on or within the Operating System, such that the user who already is an AOL Member will be connected to the AOL Service and the user who is not an AOL Member will be connected to an AOL registration screen (instead of the Internet Referral Server or any similar service or successor thereto), unless N2K is contractually restricted from doing so. AOL agrees to pay a bounty to N2K for each AOL Member so acquired, which bounty shall be negotiated by the parties in good faith.





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                  1.2.4 EXCEPTIONS. N2K's will not be obligated to provide the promotions for AOL described in this Section 1.2 in cases when: (a) N2K does not control the applicable media vehicle; and the party or parties controlling the media vehicle object to inclusion of the AOL promotions; (iii) implementation of the promotions would prevent N2K from entering into a relationship with a third party; or (iv) where N2k would, in order to obtain or implement the promotion, incur an incremental, material expense which AOL does not agree to bear following notice from N2K.

                  1.2.5 AOL PURCHASERS. Beginning no later than November 15, 1997 (the "Implementation Date"), to the extent N2K sends any form of communications to AOL Purchasers, N2K will promote the Customized MB Site as the location at which to purchase Products (as compared to any more general or other site or location); provided that: (i) such obligation shall not apply with respect to AOL Members who purchased from N2K prior to execution of this Agreement; and (ii) such obligation shall not apply with respect to marketing solely related to the sale of digitally distributed music products until such time as AOL provides N2K with the opportunity to promote such sales hereunder. Prior to the Implementation Date, N2K will not send communications to AOL Purchasers other than communications directly related to purchases by such AOL Purchasers.

         1.3 MEMBER ACQUISITION PROGRAMS. The Parties will implement direct marketing acquisition programs in accordance with Exhibit F in the case of "Enhanced CDs," N2K will present AOL with a written opportunity to be integrated with such the Enhanced CD and will negotiate in good faith for a reasonable period of time regarding such opportunity prior to providing any other Internet or online service provider.

         1.4 AOL RESTRICTIONS. The restrictions on AOL's relationships with third parties contained in this Agreement (and related revenue sharing provisions enumerated in Section 1.1.7) (collectively, the "AOL Restrictions") shall only apply with respect to the online marketing and fulfillment of pre-recorded music products (to the extent provided herein) and shall not restrict AOL's rights with respect to distribution of content. The AOL Restrictions shall not apply with respect to a particular screen until the earlier of (i) such time as the applicable N2K promotion appears on such screen and (ii) November 17, 1997 (unless delays in the launch of the applicable N2K promotions are the result of N2K's failure to perform any obligations with respect to the launch of such promotions or N2K's inability to accommodate user capacity required with respect to such promotions); provided that (i) AOL will promptly remove the prominent "@Tower" promotions within the genre screens of MusicSpace; and (ii) both Parties will use commercially reasonable good faith efforts to launch the N2K promotions provided for hereunder as soon as reasonably practicable. The AOL Restrictions shall not apply to the extent N2K does not offer a specific Product or category, type or form of Product (consistent with the terms of this Agreement) (an "Unavailable Product"); provided that, prior to AOL offering through a third


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         party an Unavailable Product in a manner which would otherwise be restricted by the AOL Restrictions: (i) AOL will provide N2K with notice of an Unavailable Product that it wishes to offer (the "Product Notice"); and (ii) AOL may, in its good faith discretion, facilitate discussions between N2K and the third party or parties offering such Unavailable Product. In such case, N2K's relationship with the third party or parties covering promotion and sale of the Unavailable Product through the AOL Network will be subject to AOL's participation in such relationship on terms to be agreed upon.

2.       PRODUCTION, TECHNOLOGY AND CUSTOMIZATION.

         2.1 SITE PRODUCTION. AOL will be responsible for the production associated with the Rainman Screens. The specific production resources which AOL allocates to any production work to be performed in connection with the Rainman Screens will be as determined by AOL in its reasonable discretion. AOL will track the cost of such production services, based on AOL's then-applicable production rates, provided such rates will be competitive with the rates charged for such services by third parties in the northern Virginia market. The aggregate amount of such production will be credited toward amounts to be recouped pursuant to Section 4 below. N2K will be responsible for all production associated with the Customized MB Site and other N2K Areas.

         2.2 COMMUNICATIONS. N2K will utilize a dedicated high speed connection to maintain quick and reliable transport of information to and from the N2K data center and AOL's chosen data center. N2K will bear the cost of such communication line(s).

         2.3 CUSTOMIZATION OF N2K AREAS.

                  2.3.1 WELCOME MAT. N2K will create a customized "welcome mat" for the AOL audience for each N2K Area linked to from AOL on a continuous basis. Any third party advertising, promotions, sponsorships or similar content appearing on such "welcome mat" pages will be subject to AOL's prior written approval, which won't be unreasonably withheld or delayed.

                  2.3.2 COMPETITIVE CONTENT. The N2K Areas will not contain advertisements, promotions, links, sponsorships or similar content (i) on behalf of any entity reasonably construed to be in competition with AOL (of which N2K is provided advance notice) or (ii) otherwise in conflict with AOL's standard advertising policies or any contractual AOL exclusivities.

                  2.3.3 TRAFFIC FLOW. N2K will take reasonable efforts to insure that AOL traffic is either kept within the N2K Areas or channeled back into the AOL Network (with the exception of advertising links sold and implemented pursuant to Section 3 herein). In no event will traffic link to another online or Internet service provider. The parties will work together


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                  on mutually acceptable links (including links back to the AOL
                  Service and AOL.com) within the N2K Areas in order to create a robust and engaging AOL Member experience.

                  2.3.4 THIRD PARTY CONTENT. N2K will not include third party content or programming ("Third Party Content") or links to Third Party Content in the N2K Areas within four "clicks" from the main page of the applicable N2K Area, with the exception of: (i) the Third Party Content outlined in Exhibit G; and
                  (ii) the "MTV News" content currently appearing in the N2K Areas, provided that N2K will use best efforts to remove any link from such content to any third party site). Third Party Content will not include links or pointers from the N2K Areas out to third party sites (excluding advertising links which will be governed by Section 3 below). Before obtaining Third Party Content for incorporation within an N2K Area, N2K will use reasonable efforts to notify AOL and provide AOL with an opportunity to provide such Third Party Content on terms to be determined.

                  2.3.5 TECHNOLOGY. N2K will not make available "streaming audio" or any comparable audio delivery technology (other than "wav" files, mpeg files or other downloadable, non-streamed audio files) through any pages of N2K Areas linked to N2K promotions appearing on the AOL Service or AOL.com. As soon as AOL makes a streaming audio delivery technology available through the AOL Service or a third party uses such streaming audio delivery technology on the AOL Service, which third party is (i) authorized by AOL to use such technology, (ii) actively promoted by AOL or (iii) subject to a contractual obligation to AOL whereby AOL can implement restrictions on such third party's use of the technology (a "Use Trigger"), AOL will promptly notify N2K of such Use Trigger and will permit N2K to utilize such technology through its linked N2K pages at the time and to the extent (from a scope and capacity perspective) of the utilization by AOL or such third parties. AOL is investigating and will be actively pursuing implementation of streaming audio technologies, subject to its network and other operational considerations. More generally, in the event that AOL reasonably believes that software, technology or other technical components of the linked N2K Areas will materially and adversely affect AOL network or other operations, N2K will work in good faith with AOL to limit access to such components from the AOL Service and AOL.com as necessary. N2K will, in good faith, work with AOL to adopt AOL's proprietary streaming audio technology developed by AOL's Johnson Grace subsidiary to the extent commercially and technically feasible for N2K.

                  2.3.6 PRODUCTS. N2K will make available the comprehensive offering of pre-recorded music products described on Exhibit
                  A. In addition, N2K will be permitted to offer other music-specific merchandise, consisting of music-related t-shirts, posters, videos, books, apparel and specialty items;


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                  provided that: (i) AOL will have no promotional obligations with respect to any such other merchandise; and (ii) AOL will not be restricted in its rights to enter into relationships with third parties (including, without limitation, exclusive relationships) with respect to products in such categories so long as such relationships do not preclude N2K from offering such merchandise through the N2K Areas (provided that N2K will not devote pages of the N2K Areas which are directly linked to pages of the AOL Service or AOL.com wholly or primarily to the sale of such other merchandise). Without limiting the generality of the preceding subsection, N2K will not market or promote to AOL Members through the linked N2K Areas the sale of Products that are delivered by way of digital or electronic distribution ("Digitally Distributed Products") unless and until: (i) AOL, at its option, elects to have such marketing of Digitally Distributed Products to AOL Members in such areas governed by the terms of this Agreement; or (ii) the Parties mutually agree in writing upon other terms to govern the marketing of Digitally Distributed Products to AOL Members in such areas. If N2K's use of Digitally Distributed Products occurs pursuant to the Use Trigger described in Section 2.3.5, then: (i) N2K's offering and sale of the Digitally Distributed Products will initially be pursuant to the term of this Agreement; (ii) if AOL wishes to modify such terms relative to the sale of Digitally Distributed Products, both Parties will negotiate in good faith for a period of sixty (60) days to mutually agree upon new terms; and (iii) if, following such sixty (60) day period the parties are unable to agree upon new terms, N2K will cease marketing the sale of Digitally Distributed Products to AOL Members until such time as the Parties can reach agreement on such new terms. The provisions restricting AOL's relationships with Online Music Retailers shall be deemed to apply equally to their sale of Digitally Distributed Products for so long as N2K's offering of Digitally Distributed Products is generally competitive with the offerings of Digitally Distributed Products by other Online Music Retailers in terms, taken as whole, of price, scope and selection, quality, licensing rights (and associated indemnifications), ease of use and network bandwidth requirements.

                  2.3.7 SPECIAL OFFERINGS. To the extent permitted under applicable law, (i) N2K will make available preferred offerings of pre-recorded music and other merchandise to AOL Members; and (ii) N2K will not sell Products at a lower price through its other channels of distribution, except in the case of periodic, limited time, special sales or marketing promotions. To the extent N2K makes special Product offers exclusively available to AOL Members, N2K will be referenced within AOL's "Member Exclusives" area on the AOL Service.

3.    ADVERTISING.

         3.1 ADVERTISING SALES. AOL will have the first right to sell any advertising or promotional spaces which reside on AOL servers and appear within (i) the

         Customized MB Site, (ii) the Rainman Screens and (iii) other portions of the N2K Areas (to the extent applicable) (collectively, the "AOL Ad Sale Areas"), N2K will have the first right to sell any advertising or promotional spaces which reside on N2K's servers and appear within (i) the Customized MB Site, (ii) the Rainman Screens (to the extent applicable) and (iii) other portions of the N2K Areas (collectively, the "N2K Ad Sale Areas" and with the AOL Ad Sale Areas, the "Ad Sale Areas"). The specific advertising inventory within any Ad Sale Areas shall be as mutually agreed upon by the Parties. The parties will mutually agree upon and implement a process which provides N2K an opportunity to sell advertising inventory within the AOL Ad Sale Areas which AOL has been unable to sell after a reasonable time following the availability of the advertising inventory. N2K and AOL will cooperate with one another in promoting and facilitating the sale of the advertising inventory in the Ad Sales Areas. Subject to applicable antitrust or other laws and regulations, the Parties will mutually agree upon the target or minimum rates for advertising inventory within the Ad Sale Areas. The sale of advertising inventory within the Ad Sale Areas for barter compensation will be subject to the approval of both Parties. AOL will be responsible for administering, serving, reporting and tracking advertising appearing in the AOL Ad Sale Areas and N2K will be responsible for administering, serving, reporting and tracking advertising appearing in the N2K Ad Sale Areas. To the extent a Party sells an advertisement as part of an advertising package including both an Ad Sale Area and some separate placement location, such Party shall allocate the payment for such advertising package between or among such locations in an equitable fashion. For example, in an advertising package based on guaranteed impressions, the Party would allocate payments to the Ad Sale Area based on the percentage of guaranteed impressions to be delivered through the Ad Sale Area. Each Party will provide the other Party with monthly reports providing detailed information regarding any advertising sales by such Party and any other information relevant to the computation and sharing of Advertising Revenues hereunder.

         3.2 ADVERTISING POLICIES. Any Ad Inventory sold by N2K or its agents within the Ad Sales Areas shall be subject to AOL's then-standard advertising policies. In the event that AOL notifies N2K in writing that any advertising or promotional Content associated with any Ad Sales Area is in violation of AOL's then-standard advertising policies, then N2K shall take commercially reasonable steps to work with AOL to block access by AOL Members to such advertising using N2K's then-available ad server or other technology. In the event that N2K cannot, through its commercially reasonable efforts, block access by AOL Members to the advertising in question, then N2K shall provide AOL prompt written notice of such fact. AOL may then, at its option, either
         (i) restrict access from the AOL Network to the advertising in question using technology available to AOL or (ii) terminate the link from the AOL Network to the applicable N2K Area until such time as the advertising in question is no longer displayed. N2K will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

4.    PAYMENTS; REPORTS.

         4.1 FIXED PAYMENTS. N2K will pay AOL the following guaranteed amounts: (i) two million dollars ($2,000,000) due upon execution of this Agreement; (ii) ten million dollars ($10,000,000) due upon the earlier of closing of N2K's initial public offering (the "IPO") and December 1, 1997; (iii) three million ($3,000,000) due November 1, 1998; and (iv) three million ($3,000,000) due November 1, 1999.

         4.2 MARGIN SHARING. N2K and AOL will share Site Revenues as follows:

                  4.2.1 During each Quarter, AOL will receive (i) [****] of Site Revenues until such time as N2K has recouped the Quarterly Minimum Amount, (ii) [****] of Site Revenues until such time as N2K has recouped the Quarterly Recoupment Amount and (iii) [****] of Site Revenues during the remainder of the Quarter. The "Quarterly Minimum Amount" shall be [****]. The "Quarterly Recoupment Amount" shall be: [****] for the year consisting of the first four Quarters; [****] for the year consisting of the second four Quarters; [****] for the year consisting of the third four Quarters. Once the Aggregate Recoupment Amount (as defined below) has been recouped by N2K, AOL and N2K shall at all times thereafter [****].


                  4.2.2 If, as of the end of the fourth Quarter, N2K has not earned at least a total of (i) [****] plus (ii) any Site Revenues paid by N2K to AOL through the prior four Quarters less (iii) any amounts paid by AOL to N2K through the prior four Quarters (the "Annual Recoupment Amount"), then, beginning with the fifth Quarter, AOL's revenue sharing will be reduced, following achievement of the Quarterly Minimum Amount, to [****] of Site Revenues until such time as N2K has earned the Annual Recoupment Amount for the period beginning on the Effective Date. Once the Annual Recoupment Amount has been earned, the revenue sharing will revert back to the procedures set forth in the preceding subjection. If, as of the end of eighth Quarter, N2K has not earned at least a total of (i) [****] plus (ii) any Site Revenues paid by N2K to AOL through the prior eight Quarters less (iii) any amounts paid by AOL to N2K through the prior eight Quarters (the "Year 2 Recoupment Amount"), then, beginning with the ninth Quarter, AOL's revenue sharing will be reduced, following achievement of the Quarterly Minimum Amount, to [****] of Site Revenues until such time as N2K has earned the Year 2 Recoupment Amount. If such Year 2 Recoupment Amount has been earned by the end of the tenth

                  Quarter, the revenue sharing will revert back to the procedures set forth in the preceding subsection.


                  4.2.3 If, at the end of the Initial Term, N2k has not earned an aggregate (i) [****] plus (ii) any Site Revenues paid by N2K to AOL during the Initial Term less (iii) any amounts paid by AOL to N2K during the Initial Term (the "Aggregate Recoupment Amount"), then AOL will provide N2K with excess advertising inventory through the AOL Network with an aggregate value (based on AOL's then-applicable rate cards) equal to the difference between the Aggregate Recoupment Amount and the amounts actually earned by N2K as of the expiration of the Initial Term.



         4.3 LATE PAYMENTS. Time of payment is of the essence under this Agreement. All amounts owed hereunder not paid within thirty (30) days of the date when due and payable will bear interest from the date such amounts are due and payable at the lesser of (i) prime rate and (ii) the maximum allowable rate of interest in the Commonwealth of Virginia for transactions between sophisticated commercial parties.

         4.4 AUDITING RIGHTS. N2K shall maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL shall have the right, at its expense, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection of portions of the books and records of N2K which are relevant to N2K's performance pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice.

         4.5 TAXES. N2K shall collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.


         4.6 SALES REPORTS. N2K shall provide AOL with the following categories of information arising from AOL Purchaser activity in the N2K Areas on a monthly basis: (i) Summary Sales Information by Day (Date, Number of Items, Number of Orders, Total Transaction Revenues); and (ii) Detailed Sales Information (Order Date/Timestamp (with timestamp subject to technical feasibility), User name, SKU or Product Description) (the "User Information"). AOL will not disclose individual User Information to any third party. AOL will restrict its use of the User Information to (i) internal programming and advertising rotation purposes and (ii) informational disclosures as part of broader aggregate data regarding AOL Members. [****]

         (provided that the foregoing will not restrict AOL's ability to market any products or services to its subscribers or any other persons or entities as part of more general marketing efforts which do not make use of the screenname lists provided to AOL by N2K hereunder). More generally, when making a payment to AOL required hereunder, N2K shall provide to AOL by N2K hereunder, N2K shall provide AOL with a report containing information which supports the payment, including information identifying gross sales revenues and all items deducted or excluded from gross sales revenues to produce Transaction Revenues.


         4.7 AOL PURCHASERS. For purposes of this Agreement, "AOL Purchasers" shall be defined to include any AOL Member or visitor to AOL.com who: (i) enters an N2K Area via any advertisement or promotional link, placement or reference relating to N2K or the N2K Areas as contemplated hereunder (collectively, "N2K Promotions"); and
         (ii) purchases a Product through such N2K Area; provided that any subsequent purchases of Products by such person or entity through an N2K site shall also give rise to Transaction Revenues hereunder (and shall not be conditioned on the person or entity reaching the N2K site via an N2K Promotion). AOL Purchasers shall include, without limitation, persons or entities who arrive at the N2K Areas via a third party information provider area on the AOL Network (an "IP Area") with respect to which there is a traceable link, provided that both Parties shall use commercially reasonable efforts to ensure that any links from such IP Areas are of a traceable nature (an "IP Area").

         4.8 REVENUE SHARING COVERAGE. N2K will provide AOL with quarterly reports indicating the dollar volume of transactions involving AOL Members who do not qualify as AOL Purchasers hereunder. In the event that such volume reaches a level of materiality relative to the dollar volume of transactions by AOL Purchasers in a comparable period, then N2K will discuss in good faith with AOL the possibility of adjusting the definition of AOL Purchasers to include all or some portion of such AOL Members not currently covered by the definition.

5.    TERM, RENEWAL AND TERMINATION.


         5.1 TERM; RENEWAL. Unless earlier terminated as set forth herein, the initial term of this Agreement shall be for a period beginning on the Effective Date and ending after twelve Quarters ("Initial Term"). AOL will have the right to renew the Agreement for up to five (5) successive one year terms (each a "Renewal Term") by providing N2K written notice of AOL's intention to renew no later than thirty days priors to the commencement of the Renewal Term at issue, under one of the two following frameworks for any Renewal Term (at AOL's option):
         (x) pursuant to the terms contained herein, except that N2K will not be obligated to make any guaranteed, minimum payments with respect to the Renewal Term, unless mutually agreed upon by the Parties prior to the commencement of such Renewal Term; or (y) with a [****]sharing of Advertising and Transaction Revenues and otherwise pursuant only to Sections 2.3.1, 2.3.2, 2.3.3, 2.3.4, 3.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8,
         5, 6 and such other terms as the Parties may mutually agree upon (i.e., excluding, among other things, AOL's promotional, placement and similar commitments, the AOL Restrictions and N2K's cross-promotional obligations); provided that with respect to AOL's rights to renew: (a) AOL shall only be entitled to renewal under framework (y) above for up to two (2) Renewal Terms; (b) subject to the preceding clause (a), AOL may select any combination of frameworks (x) and (y) to apply in successive Renewal Terms (e.g., AOL may choose framework (x) in the first Renewal Term and framework (y) in the second Renewal Term), but once AOL has chosen framework (y) to apply for a Renewal Term, AOL may no longer select framework (x) to apply in any upcoming Renewal Term; and (c) with respect to renewal under framework
         (y), the provisions of Sections 2.3.2, 2.3.3 and 2.3.4 of this Agreement shall only apply for the first such Renewal Term that is selected by AOL under such framework (y). AOL's right to renew will apply in connection with (i) an expiration of the Initial Term or Renewal Term and (ii) any other termination of the Agreement.

         5.2 TERMINATION. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof; provided that AOL will not be required to provide a notice to N2K in connection with any failure by N2K to make payments pursuant to Section 4 (and the cure period shall therefore begin upon the occurrence of the failure to pay). In addition, either Party may terminate this Agreement immediately following with written notice to the other Party if the other Party ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation or insolvency which is not dismissed within ninety (90) calendar days or makes an assignment for the benefit of creditors.

6. STANDARD TERMS. The standard online commerce terms set forth on Exhibit D attached hereto and standard legal terms and conditions set forth on Exhibit E attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                     N2K INC.
By: /s/ David M. Colburn                 By: /s/ Jonathan V. Diamond
    ---------------------------              -----------------------------
Print Name: David M. Colburn             Print Name: Jonathan V. Diamond
Title: Sr. Vice President                Title: Vice Chairman

                                    EXHIBIT A

             DESCRIPTION OF PRODUCTS TO BE OFFERED THROUGH N2K AREAS


N2K will make available a comprehensive offering of pre-recorded music products for purchase by AOL Members.

All N2K offerings will be in the top three (3) in industry performance and quality averages or standards, including, without limitation, the following specific standards: The (i) pricing of Products, (ii) scope and selection of Products, (iii) quality of Products, (iv) customer service and fulfillment associated with the marketing and sale of Products and (v) ease of use of the N2K Areas shall, with respect to each measure, be competitive with that which is offered by other Online Music Retailers.

N2K will maintain sufficient servers, software and other technical infrastructure necessary for N2K to receive and support traffic from the AOL Service and AOL.com on a timely basis, without producing material delays. In the event N2K fails to satisfy this requirement AOL will have the right (in addition to any other remedies available to AOL hereunder) to regulate the promotions it provides to N2K hereunder to the extent necessary to minimize user delays until such time as N2K corrects its infrastructure deficiencies.

MERCHANT CERTIFICATION PROGRAM. N2K shall participate in any generally applicable "Certified Merchant" program operated by AOL or its authorized agents or contractors. Such program may require merchant participants on an ongoing basis to meet certain reasonable standards relating to provision of electronic commerce through the AOL Service and may also require the payment of certain reasonable, administrative certification fees to AOL or its authorized agents or contractors operating the program.

                                    EXHIBIT B

ANCHOR PROMOTION

N2k shall become an "Anchor" in the music retailing department of the AOL shopping channel. As an Anchor, N2k shall be entitled to the following:

- One continuous (24/7) button with corporate brand or logo on the department front screen

- One continuous (24/7) two-line text field to promote individual product offerings

- Featured product with text promotion for five days per month minimum on the relevant department screen

- Rotation through the shopping channel search screen advertising banners along with all other Anchors and Tenants

-  One keyword for trade name or trademark (subject to availability)

-  Participation in the following programs at no additional charge:

-  Electronic Order Blank Area

-  Bargain Basement

-  Quick Gifts

-  Event and/or theme areas (e.g., Christmas Shop)

                                    EXHIBIT C

                                   DEFINITIONS

The following definitions shall apply to this Agreement:

1.       Advertising Revenues

         (a) For the Rainman Screens and any other portions of N2K Areas exclusively available to AOL Members or AOL Purchasers ("AOL Only Areas"), aggregate amounts collected (including, without limitation, revenue sharing royalties) plus the fair market value of any other compensation received (such as barter advertising) by N2K, AOL or either Party's agents, as the case may be, arising from the license or sale of promotions, advertisements, links, pointers, sponsorships or similar services or rights on or through the N2K Areas, less applicable Advertising Sales Commissions.

         (b) For each promotion, advertisement, link, pointer, sponsorship or similar service or right on any N2K Areas linked to the AOL Service other than AOL Only Areas (the "Open N2K Areas") (an "Open N2K Area Advertisement"), the product of: (a) the amount collected (including, without limitation, revenue sharing royalties) plus the fair market value of any other compensation received (such as barter advertising) by N2K or its agents arising from the license or sale of such Open N2K Area Advertisement attributable to a given period of time and (b) the quotient of (i) impressions on the page containing such advertisement by AOL Members or other persons or entities reaching such page via AOL.com during such period of time divided by (ii) total impressions on the page containing such Online N2K Area Advertisement by all users during such period of time (the "Internet Advertising Quotient") (or such other percentage or formula as is mutually agreed upon in writing by the Parties).

2. Advertising Sales Commissions. (i) Actual amounts paid as commission to third party agencies in connection with sale of the AOL Advertisement, up to a maximum of [****], in the event the Party has sold the AOL Advertisement directly and will not be deducting any third party agency commissions.

3. Affiliate. Any agent, distributor, or franchise of AOL, or an entity in which AOL holds at least a thirty percent (30%) equity interest.

4. AOL Look and Feel. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas within the America Online(R) brand service.

5. AOL.com. The U.S. AOL.com brand web site currently located at www.aol.com.

6. AOL Member(s). Authorized users of the AOL Network, including any sub-accounts using the AOL Network under an authorized master account.

7. AOL Network. (i) The U.S. America Online(R) brand service (the "AOL Service"), (ii) any international versions of the America Online service through which AOL or its affiliates elect to offer the Licensed Content (collectively, with the AOL Service, the "AOL Services") and (iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide through which such party elects to offer the Licensed Content (which may include, without limitation, internet sites promoting AOL products and services and any "offline" information browsing products of AOL or its Affiliates).

8. AOL Sales Royalties. Per unit sales royalties paid to AOL for sales of pre-recorded music products through a page directly linked to an Artist Promotion.

9. Commercial Launch. The commencement of the general availability of the N2K Areas to AOL Members (by means other than unadvertised keyword access).

10. Confidential Information. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party, or (e) required or reasonably advised to be disclosed by law.

11. Content. Information, materials, features, Products, advertisements, promotions, links, pointers and software.

12. Customized MB Site. A version of N2K's online retail store, branded "Music Boulevard," customized in technical and editorial attributes to conform to the terms contained herein.

13. Design Package. Content plans, flow charts and artwork which together represent the appearance, user interface, content and operation of the N2K Areas.

14. Licensed Content. All content, services and Products offered through the N2K Areas pursuant to this Agreement, including any modifications, upgrades, updates, enhancements and related documentation.

15. N2K Interactive Site. Any interactive site or area which is managed, maintained or owned by N2K or its agents (excluding N2K encoded music record company sites), including, by way of example and without limitation, (i) N2K sites on the World Wide

Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

16. N2K Areas. The specific N2K Interactive Sites devoted to the promotion and retail sale of pre-recorded music products which are part of or linked to from the AOL Service and AOL.com (i.e., not linked through an intermediate third party site) pursuant to the promotional terms set forth within the Agreement (including, without limitation, the Rainman Screens, Genre Areas, e.g., Rocktropolis, and the Customized MB Site).

17. Online Music Retailer. The following third party entities: [****] and [****]. In addition, [****] and [****] shall be considered "Online Music Retailers" (but only to the extent such entities are engaged in the online marketing and sale of pre-recorded music products on a retail basis and provided that the [****] and other units, organizations and affiliates associated with such entities shall not be deemed "Online Music Retailers" for purposes of this Agreement). In the event N2K notifies AOL in writing of any additional third party entities engaged in the online marketing and sale of pre-recorded music products substantially comparable to the entities named above, then the parties shall discuss in good faith the addition of such entities to the foregoing list. If an entity is also engaged in activities other than the online marketing and sale of pre-recorded music products (including, without limitation, the sale of memberships to a music buying club), then the restrictions described in the Agreement with respect to Online Music Retailers shall only relate to the portion of such entity which is devoted to the online music retailing activities. In no event shall "Online Music Retailers" include any artists, record labels, music buying clubs or general retailers of Products (e.g., Walmart) that are not primarily devoted to online music retailing activities (so long as promotions of such general retailers appearing on the screens subject to restrictions on Online Music Retailers do not promote the sale of pre-recorded music products).

18. Overhead Accounts. Accounts of AOL Members for which AOL does not require payment of standard AOL subscription and usage charges.

19. Products. Any product, good or service which N2K offers, sells or licenses to AOL Purchasers through the N2K Areas.

20. Quarter. In the case of the first quarter, the period beginning on September 1, 1997 and ending January 31, 1998; for each subsequent quarter, three calendar months (e.g., February 1, 1998 through April 30, 1998, May 1, 1998 through July 31, 1998, etc.)

21. Rainman Screens. Certain introductory screens to the Customized MB Site (up to four total) published in AOL's proprietary Rainman publishing language.

22. Site Revenues. Site Revenues shall consist of Advertising Revenues, AOL Sales Royalties, Transaction Revenues and, to the extent provided in Section 1 of the Agreement, Sponsorship Revenues.

23.      Term. The Initial Term together with any Renewal Terms.

24. Transaction Revenues. Aggregate amounts collected by N2K and its agents from the sale of Products to AOL Purchasers, less (a) the actual, direct costs of Product (as described below), per unit sold content licensing fees, per unit sold inventory charges, shipping, handling, credit card fees, and applicable credits and refunds and, in the case of transactions by AOL Purchasers linking to N2K from an IP Area, (b) actual royalties or commissions paid to the information provider sponsoring such IP Area; provided that, except for credits and refunds, any of the above fees which are "netted" out shall reflect (i) actual fees paid to third parties in arms length transactions or, in the event N2K provides the service associated with such fee, (ii) fee allocations which are competitive with the rates charged for the applicable service by third parties in the applicable market.

               EXHIBIT D - AOL ONLINE COMMERCE TERMS & CONDITIONS

1. AOL Network Distribution. N2K shall not authorize or permit any third party to distribute or promote the N2K Areas through the AOL Network absent AOL's prior written approval.

2. Additional Content. In the event that N2K wishes to offer any categories or types of Content or Products in addition to those items described on Exhibit A or elsewhere in the Agreement (the "Additional Content"), N2K shall notify AOL in writing. N2K's right to offer any non-music-related Additional Content through the Rainman Screens, Customized MB Site or other linked N2K Area shall be subject to AOL's prior written approval.

3. Contests. N2K shall take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through an N2K Areas (a "Contest") complies with all applicable federal, state and local laws and regulations.

4. Navigational Icons. AOL shall be entitled to establish navigational icons, links and pointers connecting each N2K Areas (or portions thereof) with other content areas on or outside of the AOL Network.

5. Web Forms. In the event that all or any portions of the N2K Areas are contained within HTML-based World Wide Web forms (or any other forms different from AOL's proprietary publishing forms) ("Web Forms"), N2K shall take all commercially reasonable steps to ensure that: (i) the functionally and features within the Web Forms are optimized for the client software then in use by a majority of AOL Members; and (ii) the Web Forms are designed and populated in a manner intended to minimize delays when AOL Members attempt to access such Web Forms.

6. Disclaimers. Upon AOL's request, N2K agrees to include within the Rainman Screens a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between N2K and AOL Members purchasing products from N2K.

7. AOL Look and Feel. N2K acknowledges and agrees that AOL shall own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network ("the AOL Look and Feel"), subject to N2K's ownership rights in any N2K trademarks or copyrighted material within each N2K Areas.

8. Management of N2K Areas. N2K shall manage, review, delete, edit, create, update and otherwise manage all Products available on or through each N2K Areas, in a timely and professional manner and in accordance with the terms of this Agreement. N2K shall ensure that each N2K Area is current, accurate and well-organized at all times. N2K warrants that each N2K Areas: (i) shall not infringe on or violate any copyright, trademark, U.S. patent or any other third party right (including, without limitation, any music performance or other music-related right); (ii) shall not violate AOL's then-applicable Terms of Service; and (iii) shall not contain any Product which violates any applicable law or regulation. AOL shall have no obligations with respect to the Products available on or through any N2K Areas, including, but not limited to, any duty to review or monitor any such Products.

9. Duty to Inform. N2K shall promptly inform AOL of any information related to any N2K Areas which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

10. Customer Service. It is the sole responsibility of N2K to provide customer service to persons or entities purchasing Products through the AOL Network ("Customers"). N2K shall bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any Products offered, sold or licensed through each N2K Area, and AOL shall have no obligations whatsoever with respect thereto. N2K shall receive all emails from Customers via a computer available to N2K's customer service staff and generally respond to such emails within one business day of receipt. N2K shall receive all orders electronically and generally process all orders within one business day of receipt, provided Products ordered are not advance order items. N2K shall ensure that all orders of Products are received, processed, fulfilled and delivered undamaged in professional packaging on a timely and professional basis, with no less than seventy percent (70%) of orders shipped within five days from the date of order at any given time. N2K shall ship the displayed Product at the price displayed in the N2K Areas without substituting and offer AOL Members who purchase Products through such N2K Areas a money back satisfaction guarantee. As part of N2K's customer service operations, N2K shall provide the following e-mail correspondence to AOL Members ordering Products through an N2K Areas: (i) an e-mail within twenty-four hours of receiving an order confirming receipt of such order and any relevant information regarding the status of the order (e.g., temporary back-order); and (ii) an e-mail within twenty-four hours of shipping any Product which has been ordered through such N2K Areas. Each such e-mail shall include the unique order number for the order, N2K's toll-free customer service and an approximate delivery date for the Product in question. N2K shall regularly monitor each N2K Areas to minimize or eliminate Products which are either out-of-stock or discontinued and N2K shall have the ability to handle volumes in excess of 25% to 50% of N2K's average daily volume. N2K shall include a link within each N2K Area to a description of N2K's shipping, return, warranty and other customer service policies. N2K shall bear all responsibility for compliance with federal, state and local laws in the event that Products are out of stock or are no longer available at the time an order is received. N2K shall also comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for Products shall be collected by N2K directly from customers. As between N2K and AOL, N2K shall bear the economic risk of shipment and payment for Products. N2K's order fulfillment operation shall be subject to AOL's reasonable review.

11. Access Equipment. N2K shall provide all computer, telephone and other equipment or resources necessary for N2K to access the AOL Network, except for the AOL proprietary client software necessary to access the AOL Network.

12. Overhead Accounts. To the extent N2K has been granted any Overhead Accounts, N2K shall be responsible for the actions taken under or through its Overhead Accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any Overhead Account issued to N2K, but N2K shall not be liable for charges incurred by any Overhead Account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL shall bear. Upon the termination of this Agreement, all Overhead Accounts, related screen names and any associated usage credits or similar rights, shall automatically terminate. AOL shall have no liability for loss of any date or content related to the proper termination of any Overhead Account.

                  EXHIBIT E - STANDARD LEGAL TERMS & CONDITIONS


1. Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the N2K Areas and/or referencing the other Party and/or its trade names, trademarks, and service marks, including, without limitation, any N2K disclosures in connection with its IPO (the "Materials"); provided, however, that either Party's use of screen shots of the N2K Areas for promotional purposes shall not require the approval of the other Party so long as the AOL Network is clearly identified as the source of such screen shots. Each party shall solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the N2K Areas and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, prompt notice thereof shall be provided to the other Party.

2. License. N2K hereby grants AOL a non-exclusive worldwide license to market, license, distribute, reproduce, display, perform, transmit and promote each N2K Area and the Products contained therein (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate. AOL Members shall have the right to access and use each N2K Area.

3. Trademark License. In designing and implementing the Materials and subject to the other provisions contained herein, N2K shall be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online(R) brand service, "AOL(TM)" service/software and AOL's triangle logo; and AOL and its Affiliates shall be entitled to use the trade names, trademarks, and service marks of N2K (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

         (a) Ownership of Trademarks. Each Party acknowledges the ownership of other Party in the Marks of the other Party and agrees that all use of the other party's Marks shall inure to the benefit, and be on behalf, of the other party. Each Party acknowledges that its utilization of other party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

         (b) Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to qualify standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Material publicly disseminated by such Party which utilize the other Party's Marks. Each Party shall comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's Marks.

         (c) Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

4. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of its hereunder; (ii) the execution of this agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

5. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who shall each agree to comply with this Section 6 of this Agreement.

6.       Limitation of Liability; Disclaimer; Indemnification.

         a) LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THE USE OR INABILITY TO USE THE AOL NETWORK OR ONLINE AREA OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS PROVIDED IN
SECTION 6(C) OF

THIS EXHIBIT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS TO BE PAID TO AOL BY INFORMATION PROVIDER UNDER THIS AGREEMENT.

         b) NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK OR THE N2K AREAS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE ONLINE AREA.

         c) Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement, except where liabilities result from the gross negligence or knowing and willful misconduct of the other Party.

         d) Claims. Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense, and (ii) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim. AOL reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by N2K hereunder, and in such event, N2K shall have no further obligation to provide indemnification for such matter hereunder.

         e) Acknowledgement. AOL and N2K each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 6 shall be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

7. Solicitation of Subscribers. During the term of this Agreement, and for the two-year period following the expiration or termination of this Agreement, neither N2K nor its agents shall use the AOL Network to (i) solicit, or participate in the solicitation of AOL Members when that solicitation is for the benefit of any entity (including N2K) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition,

N2K may not send AOL Members e-mail communications promoting N2K's Products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" shall mean that the AOL Member has either (i) engaged in a transaction with N2K through the AOL Network or (ii) voluntarily provided information to N2K through a contest, registration, or other communication, which included notice to the AOL Member that the information provided by the AOL Member could result in an e-mail being sent to that AOL Member by N2K or its agents. A Prior Business Relationship does not exist by virtue of an AOL Member's visit to an N2K Area (absent the elements above). More generally N2K will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

8. Collection of Subscriber Information. N2K is prohibited from collecting AOL Member screennames from public or private areas of the AOL Network, except as specifically provided below. N2K shall ensure that any survey, questionnaire or other means of collecting AOL Member names, screennames, addresses or other identifying information ("Subscriber Information"), including, without limitation, requests directed to specific AOL Member screennames and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations and (ii) any privacy policies which have been issued by AOL in writing during the Term (the "AOL Privacy Policies"). Each Information Request shall clearly and conspicuously specify to the AOL Members at issue the purpose for which Subscriber Information collected through the Information Request shall be used (the "Specified Purpose").

9. Use of Subscriber Information. N2K shall restrict use of the Subscriber Information collected through an Information Request to the Specified Purpose. In no event shall N2K (i) provide Subscriber Information to any third party (except to the extent specifically (a) permitted under the AOL Privacy Policies or (b) authorized by the members in question), (ii) rent, sell or barter Subscriber Information, (iii) identify, promote or otherwise disclose such Subscriber Information in a manner that identifies AOL Members as end-users of the AOL Network or (iv) otherwise use any Subscriber Information in contravention of Section 14 above. Notwithstanding the foregoing, in the case of AOL Members who purchase Products from N2K, N2K shall be entitled to use Subscriber Information from such AOL Members as part of N2K's aggregate list of Customers; provided that N2K's use does not in any way identify, promote or otherwise disclose such Subscriber Information in a manner that identifies AOL Members as end-users of the AOL Network.

10. AOL Terms of Service. In the event that AOL notifies N2K that Content within the N2K Areas violates AOL's then-standard Terms of Services (as set forth on the America Online(R) brand service), the terms of this Agreement or any other standard, generally applicable AOL Content policy, then N2K shall take commercially reasonable steps to block access by AOL Members to such Content using N2K's then-available technology. In the event that N2K cannot, through its commercially reasonable efforts, block access by AOL Members to the Content in question, then N2K shall provide AOL prompt written notice of such fact. AOL may then, at its option, either (i) restrict access from the AOL Network to the Content in question using technology available to AOL or (ii) terminate the link from the AOL Network to the applicable N2K Area until such time as the Content in question is no longer displayed. N2K will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

11. Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

12. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

13. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available, to the person(s) specified below at the address of the Party set forth in the first paragraph of this Agreement.

14. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

15. Return of Information. Upon the expiration or termination of this Agreement, each Party shall, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

16. Survival. Sections 4, 5, 6 and 9 of this Exhibit E, shall survive the completion, expiration, termination or cancellation of this Agreement.

17. Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

18. Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

19. Further Assurances. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

20. Assignment. N2K shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL; provided that such consent shall not be required in the case of assignment to an affiliate of N2K or a successor by way of merger, consolidation or sale of all or substantially all of N2K's assets or stock, so long as such assignee (i) has the assets and resources required to fully and completely perform all of N2K's obligations under the Agreement and (ii) is not reasonably construed to be a competitor of AOL [i.e., entities that offer online or internet connectivity (or any successor form of connectivity) and entities that are broad-based aggregators and distributors of third party interactive content and/or services]; provided that, in the event that AOL does not approve assignment to such a competitor, then AOL will pay to N2K a pro rata portion of the guaranteed amounts paid as of such time by N2K to AOL pursuant to Section 4.1 (the "Then-Paid Guaranteed Amount"), determined by subtracting: (a) the product of the number of months since the Effective Date multiplied by $474,000; and (b) amounts which have been earned by N2K as of such time in connection with this Agreement; from (c) the Then-Paid Guaranteed Amount. Such amounts will be paid by AOL within thirty (30) days of AOL's notification of its election to withhold approval of such assignment to a competitor. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

21. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

22. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

23. Applicable Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

24. Export Controls. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the Other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

25. Heading. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

                      EXHIBIT F - DIRECT MARKETING PROGRAM


MEMBER ACQUISITION PROGRAMS

N2K will test a variety of co-marketing and AOL member acquisition programs for possible eventual rollout potential.

- N2K will distribute AOL software, at no cost to AOL, in all fulfillment packages that do not conflict with marketing agreements that N2K has with other companies. AOL to cover all costs to ship the software to the N2K distribution location(s). AOL to cover incremental costs for pick and pack fees, additional shipping and warehousing fees associated with this promotion. Bounty payments to N2K will be reduced by the direct costs associated with this promotion.

- N2K will explore distributing the AOL Software in selected retail partner locations through its distribution arrangement with Red Distribution. Such distribution possibly may include POP in retail distribution locations and the placement of the AOL software into customer packages at checkout.

- N2K will consider a test allowing AOL access, at no cost to AOL, to its customer database for list processing and mailing of the AOL software. When N2K allows AOL access to its customer database, AOL will discuss offering a pop-up screen to those new members signing on to AOL through this promotion. The pop-up screen will allow the new member to click and go directly to N2K's AOL site or its web site - whichever is available at the time of the promotion. The screen could reappear to these members after 30 or 60 days. This screen will appear after the AOL welcome screen.

- AOL will pay N2K a bounty of [****] for each valid* registration acquired as a result of the marketing programs outlined above.

- N2K will consider bundling the AOL software client with N2K in-house produced CDs. N2K will receive a [****] for all valid* registrations received from this program.

*A valid registration is a new member who has completed one AOL billing cycle after the free trial period.

- AOL will, at a minimum, co-brand disk packages that will be used for all software distribution programs listed hereunder with stickers.

- AOL's will bear the costs associated with shipment of the AOL client software to distribution points for the programs described above; AOL will bear additional incremental distribution costs associated with fulfillment bundling promotions outlined above. N2K's bounty will be reduced by these additional incremental distribution costs. N2K will bear all other distribution costs contemplated hereunder.

                                    EXHIBIT G

JAZZ CENTRAL STATION

1.   Jazz Times:  articles, CD reviews, video reviews
2.   IAJE/Jazz Educators Journal:  articles
3.   WBGO-FM:  without streaming audio

CLASSICAL INSITES

1.   Fanfare:  articles, CD reviews (links to MB but is displayed in Cl look)
2.   WQXR-FM:  station info; without streaming audio

BERNSTEIN

1.   Library of Congress (via the Estate):  images, photos, papers
2.   Amberson:  Prelude Fugue and Riffs (newsletter)

ROCKTROPOLIS

1.   Album Network:  In the Studio pre-packages shows

MUSIC BOULEVARD

1.   MTV Online:  News headlines
2.   VH1 Online:  News headlines
3.   AMG:  Title and artist databased information; reviews and biographies
4.   Muze:  Title and artist databased information
5.   Blues Access:  articles, reviews
6.   Dirty Linen:  articles, reviews
7.   Fanfare: articles, reviews
8.   Jazz Times:  (links to JCS)
9.   IAJE Jazz Educator's Journal (links to JCS)
10.  Puncture:  articles, reviews
11.  Relix:  articles
12.  Spin:  articles, reviews
13.  Gail Publications:  Contemporary Musician
14.  Billboard Charts